SCHEDULE A

Executive Officers & Directors of Karpus Management, Inc., d/b/a Karpus Investment Management

Name	Position & Present Principal Occupation	Business Address	Shares Owned

Daniel Lee Lippincott	President and Chief Investment Officer	183 Sully’s Trail, Pittsford, New York 14534	0 Shares
Jodi Lee Hedberg	Chief Compliance Officer	183 Sully’s Trail, Pittsford, New York 14534	0 Shares

SCHEDULE B

Transactions in the Shares in the past 60 days.

Nature of the Transaction	Shares Purchased/(Sold)	Price Per Share($)	Date of Purchase / Sale

KARPUS MANAGEMENT, INC., D/B/A/ KARPUS INVESTMENT MANAGEMENT
(THROUGH THE ACCOUNTS)

Purchase of Common Stock	72,249	$11.00	5/15/2026
Purchase of Common Stock	39,000	$10.90	5/18/2026
Purchase of Common Stock	2,868	$10.85	5/19/2026
Purchase of Common Stock	121,981	$11.17	5/29/2026
Purchase of Common Stock	50,278	$11.17	6/1/2026
Purchase of Common Stock	9,138	$11.23	6/2/2026
Purchase of Common Stock	10,005	$11.22	6/3/2026
Purchase of Common Stock	28,796	$11.18	6/4/2026
Purchase of Common Stock	35,500	$11.13	6/5/2026
Purchase of Common Stock	91,268	$11.11	6/8/2026
Purchase of Common Stock	10,525	$11.17	6/9/2026
Purchase of Common Stock	11,021	$11.30	6/10/2026
Purchase of Common Stock	4,201	$11.32	6/12/2026
Sale of Common Stock	(200)	$11.31	6/15/2026
Purchase of Common Stock	24,833	$11.29	6/16/2026
Sale of Common Stock	(6,300)	$11.39	6/18/2026
Sale of Common Stock	(29,228)	$11.50	6/29/2026
Sale of Common Stock	(3,512)	$11.50	6/30/2026
Sale of Common Stock	(3,929)	$11.47	7/1/2026
Purchase of Common Stock	7,500	$11.19	7/13/2026
Purchase of Common Stock	2,802	$11.21	7/14/2026